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                                                                    EXHIBIT 10.2

                                ITEL CORPORATION

                             MANAGEMENT INCENTIVE PLAN

     ELIGIBILITY: Participants in the Management Incentive Plan (the "Plan") shall be the Chief Executive Officer and such other executive officers of Itel Corporation ("Itel") as shall be selected each calendar year for participation in the Plan by the Compensation Committee of the Board of Directors of Itel (the "Board") or a similar committee of the Board comprised of "outside directors" as that term is defined by regulations issued by the Internal Revenue Service under the provisions of the Omnibus Budget Reconciliation Act of 1993 limiting the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code (the "Committee").

     TARGETS: Each year each participant shall be assigned a Target expressed as a percentage of the participant's base compensation for the year ("Salary"). Targets may be from 100% to 20% of Salary.

     OBJECTIVES: Each year the Committee shall establish financial objectives for the year (the "Objectives") and the percent of Target earned by levels of achievement of each Objective. The Committee shall establish Targets and Objectives during the first 90 days of the year or such earlier time as the outcome of the Objectives is substantially uncertain. The Objectives may be any one or any combination of the following:

          The operating, pretax or net earnings of Itel, a subsidiary, a division or business unit thereof, or an other entity where there is a significant investment and opportunity to influence performance; return on capital, tangible or total, employed by any of these entities as measured by any of these earnings; or the realization of specified proceeds from specific dispositions or dispositions in general by any of these entities.

     If multiple Objectives are established, the Committee shall assign a relative weighting to each Objective.

     AWARDS: Amounts earned under the Plan shall be determined and paid by the Committee as soon as practicable after the end of each year. Awards may be from zero to 150% of target, but no participant may be awarded more than "$750,000" for any one year. The Committee may establish deferred arrangements for the payment of awards under the Plan and accrue interest on such deferred amounts at rates not to exceed 140% of the U.S. Treasury 10-year note rate in effect from time to time.

     Prior to payment of any award under the Plan for a given year, the Committee shall certify, in writing, the level of achievement of each Objective that was actually attained for such year.

     AUTHORITY OF COMMITTEE: The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the Plan, and the Committee's interpretations of the Plan, and all actions taken by it and determinations made by it shall be binding on all persons. No Board or Committee members shall be liable for any determination, decision or action made in good faith with respect to the Plan.

     EFFECTIVE DATE: Effective for 1995 and subsequent years subject to approval of the Stockholders of Itel at their next annual meeting. No participant shall be paid the compensation represented by the awards under this Plan absent such Stockholder approval.

     AMENDMENT AND TERMINATION: The Committee may amend or terminate the Plan at any time, provided, however, that in no event shall the Committee, after the period for establishing Objectives for a year, adjust for that year any Targets, Objectives, or the percent of Target earned by levels of achievement of each Objective in a manner that would increase the amount of compensation that would otherwise be payable absent such adjustment.

                                                                February 9, 1995
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